                                                                  Exhibit 12 (b)

                          J. C. Penney Company, Inc.
                         and Consolidated Subsidiaries

          Computation of Ratios of Available Income to Fixed Charges





                                                       52 weeks        53 weeks
                                                        ended           ended
                                                        May 1,          May 2,
($ Millions)                                             1999            1998
                                                      ----------      ----------

Income from continuing operations                       $   934         $   978
      (before income taxes and
      capitalized interest)

Fixed charges

Interest (including capitalized
interest) on:

      Operating leases                                      225             180
      Short term debt                                       115              96
      Long term debt                                        558             564
      Capital leases                                          4               6
      Credit facility                                        --              --
      Other, net                                             (5)            (11)
                                                        -------         -------
Total fixed charges                                         897             835

                                                        -------         -------
Total available income                                  $ 1,831         $ 1,813
                                                        =======         =======

Ratio of available income to
      fixed charges                                         2.0             2.2
                                                        =======         =======




The interest cost of the LESOP notes guaranteed by the Company is not included in fixed charges above.

The Company believes that, due to the seasonal nature of its business, ratios for a period of time other than a 53 week or a 52 week period are inappropriate.